Exhibit 14.1

Consent of Independent Registered Public Accounting Firm

Strata Oil and Gas Inc.

Vancouver, Canada

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-82578) of Strata Oil and Gas Inc. (the “Company”) our report dated July 15, 2011 (relating to the financial statements of the Company which appears in this Form 20-F for the year ended December 31, 2010. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern and the restatement of financial statements for the year and as at December 31, 2009.

/s/ BDO Canada LLP

Chartered Accountants

Vancouver, Canada

 July 15, 2011